Exhibit 10.52

THERAVANCE, INC. 2004 EQUITY INCENTIVE PLAN:

PERFORMANCE CASH AWARD AGREEMENT

You have been granted a Performance Cash Award by Theravance, Inc. (the “Company”) on the terms set forth in this Performance Cash Award Agreement (the “Agreement”):

Name:	«Name»

Performance Cash Award Details:

Date of Grant:	«DateGrant»
Base Amount:	$«BaseAmount»
Maximum Amount:	$«MaxAmount»
Base Value:	$«BaseValue»
Expiration Date:	«ExpirationDate»

Grant of Award

This Performance Cash Award is granted under and governed by the terms and conditions of the Theravance, Inc. 2004 Equity Incentive Plan (the “Plan”) and represents the right to receive one or more cash payments (each, a “Payment”), subject to the terms and conditions set forth in this Agreement and the Plan.

Certain capitalized terms are defined in the Section of this Agreement entitled “Definitions”. Capitalized terms not otherwise defined herein have the meaning ascribed to such terms in the Plan.

Vesting

Your right to receive the Payments is subject to vesting based on the achievement of both the performance-based conditions and service-based conditions set forth on Exhibit A, both of which must be satisfied in order for a Payment to vest.

A Payment will be considered “vested” when both the performance-based conditions and service-based conditions applicable to the Payment have been satisfied, or when a Payment vests in accordance with the post-Change in Control vesting rules set forth in the Section below entitled “Change in Control.”

In no event will the aggregate Payments under this Award exceed the Maximum Amount specified above. In addition, if the Maximum Amount is greater than $2,000,000, in no event will you be paid more than $2,000,000 per fiscal year under this award. In the event that the vesting schedule set forth in this Agreement results in Payments in excess of $2,000,000 in a fiscal year, the excess will be forfeited.

It is intended that the vesting schedule applicable to the Payments is commensurate with a full-time work schedule. For possible adjustments that may be made by the Company, see the Section below entitled “Leaves of

Absence and Part-Time Work.”

Change in Control

If the Company is subject to a Change in Control prior to the Expiration Date, the following rules will apply to the portion of this award that is unvested as of the date of the Change in Control:

•                  If the performance-based conditions applicable to a Payment have been achieved prior to the Change in Control, but the service-based conditions applicable to such Payment have not yet been achieved as of the date of the Change in Control, that Payment (a, “Pre-CIC Performance Payment”) will remain eligible to vest based on the applicable service-based conditions.

•                  If the performance-based conditions applicable to any remaining Payments have not been achieved as of the date of the Change in Control, then such Payments (collectively, the “Remaining Amount”) will be reduced (such reduced amount, the “Retention Amount”) and the balance of the Remaining Amount will be forfeited as follows:

•                  If the Change in Control Value is less than or equal to the Base Value, then the Retention Amount will be $0 and 100% of the Remaining Amount will be forfeited as of the date of the Change in Control;

•                  If the Change in Control Value is greater than the Base Value but less than two times the Base Value, then the Retention Amount will be equal to 1% of the Remaining Amount for each 1% (rounded down to the nearest whole percent) that the Change in Control Value is greater than the Base Value and the remainder of the Remaining Amount will be forfeited as of the date of the Change in Control; and

•                  If the Change in Control Value is equal to or greater than two times the Base Amount, the Retention Amount will be equal to the Remaining Amount and no portion of such amount will be forfeited.

•                  In lieu of the performance-based conditions and service-based conditions set forth on Exhibit A, the following vesting schedule will apply to the Retention Amount after the Change in Control: 50% of the Retention Amount will vest on the one-year anniversary of the Change in Control and the remaining 50% of the Retention Amount will vest on the two-year anniversary of the Change in Control, subject to your continuous Service through the applicable vesting date.

•                  If you are subject to an Involuntary Termination within 3 months prior to or 24 months after a Change in Control, provided you execute a Release, you will become vested in (i) any unvested Pre-CIC Performance Payments and (ii) any unvested portion of the Retention Amount. If you do not sign and return a Release, and the Release does not become effective, on or before the date specified by the Company, then no vesting will occur as a result of your Involuntary Termination. Notwithstanding the definitions of “Pre-CIC Performance Payment,” “Remaining Amount” and “Retention Amount” set forth above, in the event of an Involuntary Termination within 3 months prior to a Change in Control, the amount of any Pre-CIC Performance Payment, the Remaining Amount and the Retention Amount will be determined based on the achievement of the applicable performance-based conditions as of the date of your Involuntary Termination.

Termination of Service and Forfeiture

No additional Payments will vest after your Service has terminated for any reason, except as set forth above in the event of an Involuntary Termination within 3 months prior to a Change in Control (in which case vesting will occur on the date of the Change in Control).

If your Service terminates for any reason, then any portion of this award that has not vested before the termination date and does not vest as a result of the termination of your Service pursuant to this Agreement will be forfeited. The Company determines when your Service terminates for this purpose.

Even if your Service has not terminated, unless a Change in Control occurs prior to the Expiration Date, any unvested Payments will be forfeited on the Expiration Date. Notwithstanding the foregoing, if the performance-based conditions applicable to a Payment were achieved prior to the Expiration Date, the Payment will remain eligible to vest based on the service-based conditions applicable to the Payment.

In addition, a portion of this award may be forfeited in connection with a Change in Control as described in the Section entitled “Change in Control.”

Leaves of Absence and Part-Time Work

For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. If your leave of absence (other than a military leave) lasts for more than 6 months, then vesting will be suspended on the day that is 6 months and 1 day after the leave of absence began. Vesting will resume as of the second Company Vesting Date after you return from leave of absence provided you have worked at least one day during that vesting period. In this regard, if the Compensation Committee certifies achievement of the performance-based conditions applicable to a Payment while vesting is suspended, then the performance-based conditions applicable to the Payment will be deemed achieved on the date vesting resumes and the service-based conditions applicable to the Payment will be measured from such date.

In the case of all leaves, your Service terminates when the approved leave ends, unless you immediately return to active work.

If you and the Company agree to a reduction in your scheduled work hours, then the Company reserves the right to modify the rate at which the Payments vest, so that the rate of vesting is commensurate with your reduced work schedule. Any such adjustment shall be consistent with the Company’s policies for part-time or reduced work schedules or shall be pursuant to the terms of an agreement between you and the Company pertaining to your reduced work schedule.

The Company shall not be required to make any adjustments pursuant to this Section.

Payment of Award

A vested Payment will be paid to you as soon as practicable, but in any event within 60 days, after vesting. The actual payment date will be selected by the Company in its sole discretion. In addition, if vesting of a Payment is contingent on your execution of a Release and the 60 day payment period described above spans two calendar years, then the Payment will in any event be made in the second calendar year. The Company will reduce the amount of any Payment by the amount of any withholding taxes that apply to the Payment.

[Include if applicable:] Golden Parachute Limitation

The Internal Revenue Code imposes a 20% excise tax on certain payments and other benefits received by certain officers and stockholders in connection with a change of control involving the Company. Such payments can include severance pay and vesting acceleration.

Basic Rule

In the event that it is determined that any payment or distribution of any type to or for your benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Code and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or under any other agreement including your equity award agreements (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Total Payments shall be made to you either (i) in full or (ii) as to such lesser amount as would result in no portion of the Total Payments being subject to Excise Tax (a “Reduced Payment”), whichever of the foregoing results in your receipt on an after-tax basis, of benefits of the greatest value, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax.

Reduction of Payments

For purposes of determining whether to make a Reduced Payment, the Company shall cause to be taken into account all federal, state and local income and employment taxes and excise taxes applicable to you (including the Excise Tax). If a Reduced Payment is made, the Company shall reduce or eliminate the Total Payments in the following order: (1) cancellation of accelerated vesting of stock options with no intrinsic value, (2) reduction of cash payments, (3) cancellation of accelerated vesting of equity awards other than stock options, (4) cancellation of accelerated vesting of stock options with intrinsic value and (5) reduction of other benefits paid to you. In the event that acceleration of vesting is reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your equity awards. In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the Determination (as defined below). For avoidance of doubt, an option will be considered to have no intrinsic value if the exercise price of the shares subject to the option exceeds the fair market value of such shares.

All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code) shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations, both to you and the Company within seven business days of the date your Service terminates, if applicable, or such earlier time as is requested by the Company or by you (if you reasonably believe that any of the Total Payments may be subject to Excise Tax). In any event, as promptly as practicable following the Accounting Firm’s Determination, the Company shall pay or transfer to or for your benefit such amounts as are then due to you and shall promptly pay or transfer to or for your benefit in the future such amounts as become due to you. Any determination by the Accounting Firm shall be binding upon you and the Company, absent manifest error.

Underpayments and Overpayments.

As a result of uncertainty in the application of Sections 4999 and 280G of the Code at the time of an initial Determination by the Accounting Firm hereunder, it is possible that payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of whether and to what extent a Reduced Payment shall be made hereunder. In either event, the Accounting Firm shall determine the amount of the Overpayment or Underpayment that has occurred. In the event that the Accounting Firm determines that an Overpayment has occurred, such Overpayment shall be treated for all purposes as a loan to you that you shall repay to the Company, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by you to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for your benefit, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.

If this Section is applicable, it shall supersede any contrary provision of any plan, arrangement or agreement governing your rights to the Total Payments.

Unfunded Status of Award	The Company’s obligations hereunder are unfunded and unsecured, and you have no rights other than the rights of a general creditor of the Company.

No Assignment of Benefits	You may not sell, assign, transfer, pledge or otherwise dispose of any rights under this Agreement other than by will or by the laws of descent and distribution.

No Retention Rights

Your award or this Agreement does not give you the right to be employed or retained by the Company (or a Parent, Subsidiary or Affiliate) in any capacity. The Company and its Parent, Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Company’s Successors

This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, merger, consolidation, Change in Control or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that becomes bound by this Agreement.

Section 409A

Payments under this award are intended to be exempt from the application of Section 409A of the Code by virtue of Treasury Regulation 1.409A-1(b)(4) and any ambiguities herein will be interpreted consistent with that intent.

Notwithstanding the foregoing, if no exemption is available for one or more payments under this award and if the Company determines that you are a “specified employee” (as defined in the regulations under Code Section 409A) at the time of your “separation from service” (as defined in those regulations), then any such payments that would otherwise have been made within six months after your separation from service will instead be made on the first business day following the six-month anniversary of your separation from service, unless the event triggering vesting is an event other than your separation from service.

For purposes of Code Section 409A, each payment to be made under this award is hereby designated as a separate payment.

Applicable Law	This Agreement will be interpreted and enforced with respect to issues of contract law under the laws of the State of California.

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. A copy of the Plan is available on the Company’s intranet or by request to the Finance Department.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

Definitions:

Base Value

“Base Value” means the Base Value specified in this Agreement, which is equal to the closing price of the Company’s Common Stock on                    , 20    . In the event of a stock split or any other event described in Section 11.1 of the Plan, a corresponding adjustment will be made in the Base Value.

Change in Control	“Change in Control” shall have the meaning set forth in the Plan, provided that the transaction or occurrence also constitutes a “change in control event” under Treasury Regulation 1.409A-3(a)(5).

Change in Control Value

“Change in Control Value” means the total per share value to be received by a holder of the Company’s Common Stock in a Change in Control, determined as of the closing date of the Change in Control. Any non-cash transaction proceeds will be valued by the Compensation Committee in good faith using, if applicable, the same valuation methodology set forth in the definitive agreement evidencing the Change in Control. To the extent not all of the transaction proceeds will be paid at closing (for example, because of an escrow or earn-out arrangement), the Compensation Committee will take into account reasonable discounts for the time value of money, the risk of forfeiture or non-achievement of future payment milestones and other contingencies in order to determine the Change in Control Value as of the closing date. The Compensation Committee’s good faith determination of the Change in Control Value will be final and binding.

Company Vesting Date	“Company Vesting Date” means February 20, May 20, August 20 or November 20.

Involuntary Termination	“Involuntary Termination” means a termination of your Service which occurs by reason of (i) an involuntary dismissal or discharge by the

Company for reasons other than Misconduct or (ii) your voluntary resignation following (A) a material diminution in your authority, duties or responsibilities, (B) a material reduction in your base compensation, (C) a material change in the geographic location at which you must perform services for the Company or (D) any other action or inaction that constitutes a material breach by the Company of the agreement under which you provide services, provided that, in either case, a “separation from service” (as defined in the regulations under Code Section 409A) occurs. In order for vesting to accelerate under this Agreement as a result of your voluntary resignation under clause (ii), all of the following requirements must be satisfied: (1) you must provide notice to the Company of your intent to assert clause (ii) within 90 days of the initial existence of one or more of the conditions set forth in subclauses (A) through (D), (2) the Company will have 30 days from the date of such notice to remedy the condition and, if it does so, you may withdraw your resignation or resign without any vesting acceleration under this Agreement, and (3) any termination of employment under clause (ii) must occur within two years of the initial existence of one or more of the conditions set forth in subclauses (A) through (D). Should the Company remedy the condition as set forth above and then one or more of the conditions arises again within two years following the occurrence of a Change in Control, you may assert clause (ii) again subject to all of the conditions set forth herein.

Misconduct

“Misconduct” means your commission of any material act of fraud, embezzlement or dishonesty, your material unauthorized use or disclosure of confidential information or trade secrets of the Company (or any Parent, Subsidiary or Affiliate) or any other intentional material misconduct adversely affecting the business or affairs of the Company (or any Parent, Subsidiary or Affiliate).

Release

“Release” means a waiver and general release of all claims you may have against the Company or persons affiliated with the Company, in a form provided by the Company. You must execute and return the Release on or before the date specified by the Company, which will in no event be later than 50 days after your Involuntary Termination. The Release must become effective on or before the date specified by the Company, which will in no event be later than 60 days after your Involuntary Termination.

Service	“Service” means your continuous service as an employee of the Company, a Parent, a Subsidiary or an Affiliate.

BY SIGNING THIS PERFORMANCE CASH AWARD AGREEMENT, YOU AGREE TO

ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

RECIPIENT:	THERAVANCE, INC.

By:

EXHIBIT A

VESTING SCHEDULE

Performance-Based Conditions

Upon achievement, prior to the Expiration Date specified in the Agreement, of performance targets with the aggregate number of points set forth in the table below, the performance-based conditions will be achieved with respect to the Payment indicated in the table below:

Aggregate Number of Points	Dollar Amount of Payment
x Base Amount (“First Payment”)
x Base Amount (“Second Payment”)
x Base Amount (“Third Payment”)

The following performance targets and points associated with each performance target will apply to this award:

Performance Target	Number of Points Related to Performance Target

A performance target will not be deemed achieved unless and until the Compensation Committee certifies in writing that the performance target has been achieved.  Minutes of a Compensation Committee meeting or an action by unanimous written consent with resolutions approving achievement constitute written certification.

Service-Based Conditions

Subject to achievement of the performance-based conditions described above, the service-based conditions applicable to a Payment will be satisfied if you remain in continuous Service from the Date of Grant until the following date:

•                  First Payment — The first Company Vesting Date on or after the «First Payment Service Condition».

•                  Second Payment — The first Company Vesting Date on or after «Second Payment Service Condition».

•                  Third Payment - The first Company Vesting Date on or after «Third Payment Service Condition».